Exhibit 99.1

EMERGE INTERACTIVE TO BE DELISTED BY NASDAQ

SEBASTIAN, Florida, February 20, 2007 – eMerge Interactive, Inc. (NASDAQ: EMRG) (the “Company”) today announced that it received a letter dated February 16, 2007, from The Nasdaq Stock Market, LLC’s (“Nasdaq”) Listing Qualifications Department informing the Company that, in light of the Company’s filing for protection under Chapter 11 of the U.S. Bankruptcy Code on February 14, 2007, the Company’s common stock will be delisted from The Nasdaq Capital Market at the opening of business on February 27, 2007, pursuant to Marketplace Rules 4300 and IM-4300. The Company does not intend to appeal the delisting determination.

The letter from Nasdaq further indicated that if the Company’s common stock is delisted from the Nasdaq’s Capital Market, the Company’s common stock will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.” The Company’s common stock may become eligible to so trade only if a market maker makes application to register in and quote the Company’s common stock in accordance with SEC Rule 15c2-11 and such application (a “Form 211”) is cleared. Only a market maker, not the Company, may file a Form 211.

The Company has advised the public, and reiterates, that the likely outcome of the Company’s Chapter 11 case is the cancellation of the Company’s existing common stock for little or no consideration, in which case the Company’s common stock would have little or no value.

Certain Information About eMerge

eMerge is a technology company focusing on the agricultural and meat processing industries. eMerge’s products include CattleLog, a USDA-approved Process Verified Program providing individual-animal data collection and reporting that enables livestock tracking, verification and branding; the VerifEYE Carcass Inspection System, a real-time, optical inspection system that scans beef carcasses in packing plants; and the Solo handheld inspection unit, a portable instrument, incorporating the VerifEYE imaging technology. For more information about eMerge, including the risks and uncertainties associated with its business, and to view its filings with the Securities and Exchange Commission, please visit www.emergeinteractive.com .

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including funding current operations, the uncertainties of negotiating and completing the proposed transactions to liquidate eMerge’s CattleLog and VerifEYE businesses, obtaining Bankruptcy Court approval of the motions prosecuted by eMerge from time to time, the ability of eMerge to maintain normal terms with vendors, suppliers and service providers, eMerge’s ability to maintain contracts that are critical to its operations, the potential adverse impact of the Chapter 11 case on eMerge’s liquidity or results of operations, eMerge’s ability to retain key executives and managers and employees, eMerge’s ability to retain customers, general economic conditions and other factors discussed in this release and as set forth from time to time in eMerge’s other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and not to place undue reliance on these forward-looking statements.